Exhibit 99.1

 Key Technology Announces Sales Increase of 22% for the First Quarter;
       Net Earnings Grow 128%; Product Mix Impacts Gross Margin

   WALLA WALLA, Wash.--(BUSINESS WIRE)--Jan. 29, 2004--Key
Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the first quarter of 2004 ended December 31, 2003.
   Sales for the three-month period ended December 31, 2003, totaled $18.7 million, compared to $15.4 million recorded in the same quarter last year. Net earnings for the quarter increased to $505,000, or $0.10 per diluted share, compared with net earnings of $221,000, or $0.04 per diluted share, in the same period one year ago.
   Gross profit for the first quarter of fiscal 2004 was $7.1 million, compared to $6.3 million in the corresponding period last year. As a percentage of sales, gross profit was 37.6%, compared to 41.0% in the first quarter of fiscal 2003. The overall decline in gross margin percent for the first quarter was principally due to the product mix, which included a lower percent of higher margin optical systems compared to last year. Margin performance in the process systems and aftermarket portions of the Company's business was strong.
   Operating expenses for the quarter ended December 31, 2003, were $6.4 million, or 33.9% of sales, compared to $5.8 million, or 37.7% of sales, in the same quarter last year. As discussed in previous announcements, the Company has increased its investment in marketing and product management as part of a strategy to grow revenues and expand into new market segments, contributing to higher sales and marketing expenses for the quarter. In addition, as a result of increased sales volume and a higher volume of equipment sold through independent sales representatives, the Company experienced higher commission expense for the quarter.
   New orders received during the first quarter were $18.0 million, compared to $18.8 million for the corresponding quarter last year. At the close of the December 31, 2003, quarter, the Company's backlog was $19.5 million, compared to $18.6 million at the close of the same period one year ago. Orders from international customers during the first quarter were strong and totaled approximately 49% of the total orders for the December 2003 quarter, compared with 34% for the prior-year quarter.
   Kirk Morton, President and CEO, commented, "We are pleased that our backlog has increased compared to the year-ago level, and that the inspection systems component of our backlog is substantial." He continued, "Order activity during the quarter was typical of our seasonal pattern. Order placement from the tobacco sector was up substantially and orders in our aftermarket business increased nearly 50% over the prior year. Offsetting these improvements was a decline in orders from the food industry for inspection systems compared to a year ago."

   Conference Call

   The Company's conference call for the December quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, January 29th. To access the call, go to www.keyww.com/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

   About Key Technology

   Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

   This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
   The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

   -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

   -- the ability to successfully complete and introduce new products to the market;

   -- the ability of new products to compete successfully in either existing or new markets;

   -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

   -- risks involved in expanding international operations and sales; and

   -- risks associated with adverse fluctuations in foreign currency exchange rates.

   For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed August 17, 2001.

   Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.


                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per-share data)


                                                      Three Months
                                                     Ended Dec. 31,
                                                  -------------------
                                                     2003       2002
                                                  -------------------

Net sales                                          $18,743    $15,395
Gross profit                                         7,056      6,305
Operating expenses
  Selling and marketing                              3,321      2,681
  Research and development                           1,137      1,209
  General and administrative                         1,571      1,586
  Amortization of intangibles                          331        331
                                                  --------   --------
Total operating expenses                             6,360      5,807
Earnings from operations                               696        498
Earnings before income taxes                           770        335
Net earnings                                           505        221
Net earnings per common share
             - basic                               $  0.10    $  0.05
             - diluted(1)                          $  0.10    $  0.04
Weighted average common
  and common equivalent
  shares outstanding
             - basic                                 4,816      4,767
             - diluted(1)                            5,188      4,983

   (1) The weighted average diluted shares includes only common stock equivalents that are not anti-dilutive to reported EPS. Options to purchase 160,300 shares of common stock and 34,882 common shares from assumed conversion of warrants for the quarter ended December 31, 2003, and 641,433 and 60,285, respectively, for the quarter ended December 31, 2002, were not included in the computation of diluted EPS because the options were anti-dilutive under the treasury-stock method.


                 Key Technology, Inc. and Subsidiaries
                  Selected Balance Sheet Information
                       (Unaudited, in thousands)


                                                   Dec. 31,  Sept. 30,
                                                     2003       2003
                                                  --------   --------
                                                     (in thousands)

Cash and cash equivalents                          $ 7,398    $ 6,442
Trade accounts receivable, net                       9,210      9,479
Inventories                                         13,680     13,968
Total current assets                                33,328     32,886
Property, plant and equipment, net                   5,362      5,503
Goodwill and other intangibles, net                 10,908     11,239
Total assets                                        51,058     51,215
Current portion of long-term debt and short-term
  borrowings                                         1,097      1,066
Total current liabilities                           14,268     15,660
Long-term debt, less current portion                 3,038      3,249
Mandatorily redeemable preferred stock and warrants  1,836      1,882
Shareholders' equity                                31,716     30,219


    CONTACT: Key Technology, Inc., Walla Walla
             Phyllis Best, 509-529-2161